UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 20, 2005

Avatar Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-07395	231739078
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

201 Alhambra Circle, Coral Gables, Florida		33134
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	1-305-442-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of September 20, 2005, the Company (as Guarantor) entered into a Guaranty Agreement and a Credit Agreement for a $100 million (expandable up to $175 million), four-year senior unsecured revolving credit facility (the "Credit Facility"), by and among its wholly-owned subsidiary, Avatar Properties Inc. (as Borrower), Wachovia Bank, National Association (as Administrative Agent and Lender), and certain financial institutions as lenders. This Credit Facility replaces the three-year, $100 million revolving secured credit facility entered into on December 30, 2003. Interest on borrowings under the Credit Facility ranges from LIBOR plus 1.75% to 2.25%.

The initial principal amount of the loan under the Credit Facility is $100 million; however, so long as no default or event of default has occurred and is continuing, increases may be requested, subject to lender approval, up to $175 million. This Credit Facility includes a $7.5 million swing line commitment and has a $10 million sublimit for the issuance of standby letters of credit.

The Credit Facility contains customary representations, warranties and covenants limiting liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans. In addition, the Credit Facility contains covenants to the effect that the Company (i) will maintain a minimum consolidated tangible net worth (as defined in the Credit Facility), (ii) shall maintain an adjusted EBIDA/debt service ratio(as defined in the Credit Facility) of not less than 2.75 to 1.0, (iii) will not permit the leverage ratio (as defined in the Credit Facility) to exceed 2.0 to 1.0, and (iv) the sum of the net book value of unentitled land, entitled land, land under development and finished lots shall not exceed 150% of consolidated tangible net worth. Borrowings under the Credit Facility may be limited based on the amount of borrowing base available.

In the event of a default under the Credit Facility, including cross-defaults relating to specified other debt of the Company or its consolidated subsidiaries in excess of $1 million, the lenders may terminate the commitments under the Credit Facility and declare the amounts outstanding, and all accrued interest, immediately due and payable.

Payments of all amounts due under the Credit Facility are guaranteed by the Company pursuant to the Guaranty Agreement dated as of September 20, 2005.

Loans made and other obligations incurred under the Credit Facility will mature on September 20, 2009; however, the Credit Facility provides that once each fiscal year, Borrower may request a twelve-month extension of the maturity date. Copies of the Credit Agreement and Guaranty Agreement are attached as Exhibits 10.1 and 10.2, respectively. The foregoing summary of the material terms of the Credit Facility is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Credit Agreement dated as of September 20, 2005 by and among Avatar Properties Inc. (as Borrower), joined by Avatar Holdings Inc. (as Guarantor) and Wachovia Bank, National Association (as Administrative Agent and Lender), Guaranty Bank (as Syndication Agent and Lender), Franklin Bank (as Lender) and Wachovia Capital Markets, LLC (as Lead Arranger)
10.2 Guaranty Agreement dated as of September 20, 2005 made by Avatar Holdings Inc. in favor of the lending insitutions identified therein (the Lenders) and Wachovia Bank, National Association (the Agent)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avatar Holdings Inc.

September 23, 2005	By:	JUANITA I. KERRIGAN

Name: JUANITA I. KERRIGAN
Title: Vice President and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated as of September 20, 2005 by and among Avatar Properties Inc. (as Borrower), joined by Avatar Holdings Inc. (as Guarantor) and Wachovia Bank, National Association (as Administrative Agent and Lender) and the financial institutions named therein as Lenders.
10.2	Guaranty Agreement dated as of September 20, 2005 made by Avatar Holdings Inc. in favor of the lending institutions identified therein (the Lenders) and Wachovia Bank, National Association (the Agent)